Exhibit 2.2

EXECUTION COPY

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1, dated as of July 25, 2008 (this "Amendment"), to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 13, 2008, is being entered into by and among Electronic Data Systems Corporation, a Delaware corporation (the "Company"), Hewlett-Packard Company, a Delaware corporation ("Parent"), and Hawk Merger Corporation, a Delaware corporation and a wholly-owned Subsidiary of Parent ("MergerCo").  Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

RECITALS

WHEREAS, the parties to the Merger Agreement desire to amend the terms set forth in certain sections thereof as set forth in this Amendment; and

WHEREAS, pursuant to the terms set forth in Section 7.07 of the Merger Agreement, the Merger Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the parties thereto.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in the Merger Agreement and this Amendment, the parties, intending to be legally bound, agree as follows:

1.         References.  Each reference to "hereof," "hereunder," "herein" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Merger Agreement shall, from and after the date hereof, refer to the Merger Agreement as amended by this Amendment.

2.         Amendment to Section 1.02 of the Merger Agreement.  Section 1.02 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

"Section 1.02  Closing.

(a)        Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto.  Notwithstanding the terms set forth in the immediately preceding sentence, unless otherwise agreed to in writing by the parties hereto:

(i)         without the prior written consent of the Company and Parent, the Closing shall not occur earlier than 9:00 a.m. (New York City time) on August 18, 2008 (the "Earliest Closing Time");

(ii)        except as otherwise provided in Section 1.02(a)(iii), if, at any time prior to, at or after the Earliest Closing Time and prior to August 26, 2008, all of the conditions to the Merger set forth in Section 6.01 and Section 6.02 shall have been satisfied or, to the extent permitted hereunder, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), then the Closing shall occur on the later of (A) the third Business Day following the satisfaction or, to the extent permitted hereunder, waiver of all such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions) and (B) the Earliest Closing Time (the later of (A) and (B), the "Specified Date"), unless Parent, at its sole discretion, has delivered a written notice to the Company prior to the Specified Date informing the Company that it has elected to postpone the Closing, which written notice shall set forth the Closing Date (to be no later than August 26, 2008), provided that if Parent shall exercise this right of postponement, (x) the conditions to the Merger set forth in Sections 6.02(a) and 6.02(c), and any right of Parent to terminate this Agreement pursuant to Section 7.03(b)(ii), shall be deemed to be waived by Parent and MergerCo and (y) the condition set forth in Section 6.02(d) that relates to the subject matters set forth in Sections 6.02(a) and 6.02(c) shall be deemed satisfied upon receipt of a certificate certifying as to such matters as of the Specified Date (or, if a Section 6.02(c)(x) Event shall have occurred, certifying as to such matters, in all cases, as of the Earliest Closing Time);

(iii)       if, on August 25, 2008, the condition to the Merger set forth in Section 6.01(b)(iii) requiring the receipt of the approvals under the Foreign Antitrust Laws of the first jurisdiction listed in Section 6.01(b) of the Company Disclosure Letter (the "Specified Condition")) has not been satisfied or waived, then, effective on August 25, 2008, the Specified Condition shall be deemed to be waived by the Company, Parent and MergerCo and, if all the other conditions to the Merger set forth in Article VI shall have been satisfied or, to the extent permitted hereunder, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), then the Closing shall occur no later than August 26, 2008, it being agreed that if such other conditions shall not have been so satisfied or waived, then the waiver of the Specified Condition set forth in this clause (iii) shall still be effective; and

(iv)       if the conditions to the Merger set forth in Article VI are satisfied or, to the extent permitted hereunder, waived on any date (the date on which such conditions are so satisfied, or to the extent permitted hereunder waived, is referred to herein as the "Satisfaction Date") during the ten (10) days immediately prior to the end of a fiscal quarter of Parent (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), then Parent may, at its sole discretion and upon written notice to the Company, postpone the Closing until no later than the last Business Day of the first week after the end of that fiscal quarter (the "Other Closing Date"), provided that in such event (A) the conditions to the Merger set forth in Sections 6.02(a) and 6.02(c), and any right of Parent to terminate this Agreement pursuant to Section 7.03(b)(ii), shall be deemed to be waived by Parent and MergerCo, (B) the condition set forth in Section 6.02(d) that relates to the subject matters set forth in Sections 6.02(a) and 6.02(c) shall be deemed satisfied upon receipt of a certificate certifying as to such matters as of the Satisfaction Date and (C) if the End Date shall occur prior to the Other Closing Date, then, at the option of the Company, the End Date shall be extended until the date that is twenty (20) Business Days after the Other Closing Date.

(b)        The Closing shall be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the "Closing Date.""

3.         Amendment to Section 6.02(c) of the Merger Agreement.  Section 6.02(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

"Since the date of this Agreement and through the earlier of (x) the Earliest Closing Time, if all of the conditions to the Merger set forth in Section 6.01 and Section 6.02 hereof shall have been satisfied or, to the extent permitted hereunder, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions) at or prior to the Earliest Closing Time (if all such conditions are so satisfied or waived at or prior to such date and time, then an "Section 6.02(c)(x) Event" shall be deemed to have occurred) and (y) the Closing, there shall not have been any Company Material Adverse Effect or any event, change or effect that would, individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect."

4.         Incorporation of Certain Provisions from Merger Agreement.  The terms and conditions set forth in Sections 7.07, 7.08, 8.02, 8.04, 8.05, 8.06, 8.07, 8.09, 8.10, 8.11, 8.12, 8.13, 8.14 and 8.15 of the Merger Agreement are incorporated herein by reference as if set forth in their entirety herein, provided that, where the context may require, any references therein to the terms "hereof," "hereunder," "herein" and each other similar reference and each reference therein to "this Agreement" shall be deemed to be references to this Amendment.

5          No Other Changes. Except as expressly set forth herein, the Merger Agreement shall remain in full force and effect on the terms and conditions set forth therein.

[Remainder of Page Intentionally Left Blank. Signature page follows.]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ELECTRONIC DATA SYSTEMS CORPORATION

By:      /S/ RONALD A. RITTENMEYER

Name: Ronald A. Rittenmeyer

Title:   Chairman, President and Chief Executive Officer

HEWLETT-PACKARD COMPANY

By:      /S/ PAUL T. PORRINI

Name:  Paul T. Porrinni

Title:    Vice President, Deputy General Counsel and

            Assistant Secretary

HAWK MERGER CORPORATION

By:      /S/ PAUL T. PORRINI

Name:  Paul T. Porrinni

Title:     Vice President, Deputy General Counsel and

            Assistant Secretary

[Signature page to Amendment No. 1 to Agreement and Plan of Merger]